Exhibit 99.2

                                   THE BONTON

Tim Grumbacher
Chairman and CEO

                                                                   July 25, 2003

Mr. Steven C. Mason
Chairman of the Board of Directors
The Elder-Beerman Stores Corp.
3155 El-Bee Road Dayton, Ohio 45439

Dear Mr. Mason:

As we discussed earlier today, the Board of Directors of The Bon-Ton Stores, Inc. is convinced that a combination of The Bon-Ton and The Elder-Beerman Stores Corp. would be in the best interests of both companies' shareholders, customers and employees. I am writing at this time to reiterate my strong belief in a merger of the two companies and to formally propose a transaction for that purpose.

Based upon publicly available information, The Bon-Ton is prepared to provide all Elder-Beerman shareholders with $7.00 in cash for each share of Elder-Beerman common stock. We intend to structure the transaction so that Elder-Beerman shareholders may receive the purchase price for their shares by the end of September. Thus, Elder-Beerman shareholders would receive the $7.00 cash purchase price at approximately the same time at which they would receive the $6.00 offered for each share by the competing offer of the management LBO group.

As you know, our price represents a 127% premium over the closing price for the company's common shares on May 12, 2003, the day on which you entered into an agreement to engage in exclusive discussions with the management LBO group, a 32% premium over the closing price on June 25, 2003, the day before you entered into the merger agreement with the management LBO group, and a 17% premium over the price offered by the management LBO group. Indeed, our price exceeds the highest price at which Elder-Beerman shares have traded for almost three years.

We believe our offer is full and fair. However, we also recognize that there may be values inherent in your company that we are unable to perceive without access to non-public information and the assistance of you and your management team. In order to enable your shareholders to receive the highest price available for their shares, it is essential that The Bon-Ton be provided with the non-public information concerning Elder-Beerman that has been given to the management LBO group as well as that used by your investment bankers in evaluating the fairness of the management LBO group's merger proposal. The Bon-Ton is prepared immediately to enter into a confidentiality agreement with Elder-Beerman and commence its due diligence with the goal of completing our value enhancing transaction by the end of September.

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Steven C. Mason - Page 2



Accordingly, we request that any such information be made available to us so that we can present our best possible proposal to you and your shareholders.

As I advised you earlier today, we have had discussions with lenders regarding the financing in connection with our proposal and have negotiated term sheets setting forth mutually acceptable terms for such financing. Your Board and your shareholders can be confident that, subject only to usual and customary conditions, the funds necessary to complete the transaction will be available.

Needless to say, we are disappointed that, without contacting The Bon-Ton, your Board elected to enter into a merger agreement that erected significant impediments to an alternative superior transaction. Nevertheless we remain confident that you and the other independent members of your Board will satisfy your fiduciary duties and negotiate with us in good faith to consummate our superior transaction.

We and our advisors are prepared to meet promptly with Elder-Beerman's directors, management and advisors (or designated representatives) at their convenience in order to answer any questions you or they may have about our proposal and in order to negotiate a mutually desirable and beneficial transaction.

We look forward to hearing from you at your earliest convenience.

                                   Very truly yours,


                                   /s/ Tim Grumbacher
                                   ------------------
                                   Tim Grumbacher
                                   Chairman and Chief Executive Officer











                       The BonTon Department Stores, Inc.
             2801 East Market Street, P.O. Box 2821, York, PA 17405
                       TEL: 717-757-7660 FAX: 717-840-5615